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                                 PROMISSORY NOTE


$25,000,000              March 20, 1997 Irvine, California


Interest Rates Available (see attached Exhibit A):

          (a)  Reference Rate;
          (b)  LIBOR Rate plus 1.0%;
          (c)  Cayman Rate plus 1.0%.

Maturity Date:  July 18, 1997



          1. FOR VALUE RECEIVED, OAKLEY, INC., a California corporation ("Borrower"), promises to pay to the order of BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION ("Bank") on July 18, 1997 (the "Maturity Date") at Bank's South Orange County Regional Commercial Banking Office in Costa Mesa, California, or at such other place as Bank from time to time may designate, the principal sum of Twenty Five Million Dollars ($25,000,000) (the "Maximum Loan Amount"), or so much of that sum as may be advanced under this promissory note ("Note"), plus interest as specified in this Note. This Note evidences a bridge loan ("Loan") from Bank to Borrower. The Loan may be disbursed in one or more advances between the date of this Note and April 4, 1997.

          2. The principal sum outstanding from time to time under this Note shall bear interest at the Bank's Reference Rate or at the optional interest rates elected by the Borrower in accordance with the formulas set forth in Exhibit A. Interest shall be calculated on the basis of a 360-day year and actual days elapsed, which results in more interest than if a 365-day year were used.

          3. Accrued interest shall be payable on the first day of each month in arrears, on any portion of the Loan bearing interest at the Reference Rate. Any amount bearing interest at an optional interest rate as described in Exhibit A may be repaid at the end of the applicable interest period which shall be no later than the Maturity Date.

          4. Borrower may prepay some or all of the principal under this Note, on the terms and subject to the conditions set forth in Exhibit A.

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          5.  Borrower shall immediately prepay the Loan in full upon the funding of a permanent real estate loan for the real property known as The Oakley Technical Center located in Foothill Ranch, California.

          6. From and after maturity of this Note (whether upon scheduled maturity, by acceleration or otherwise), all sums then due and payable under this Note, including all principal and all accrued and unpaid interest, shall bear interest until paid in full at an annual rate (the "Default Rate") of three percent (3%) in excess of the higher of (i) the Reference Rate or (ii) the interest rate which would otherwise be applicable under the provisions of Exhibit A; provided, however, that if at the time of maturity different portions of the Loan are bearing interest at different rates in accordance with Exhibit A, the Default Rate shall be calculated separately as provided above with respect to each optional interest rate portion and with respect to any portion of the Loan then bearing interest at the Reference Rate.

          7. If any of the following "Events of Default" occur, any right of Borrower to designate an interest rate other than the Reference Rate shall terminate, and at the holder's option, exercisable in its sole discretion, all sums of principal and interest under this Note shall become immediately due and payable without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character:

               (a) Borrower fails to perform any obligation under this Note to pay principal or interest when due; or

               (b) Any default occurs under that certain Amended and Restated Credit Agreement dated as of August 15, 1995, as amended, among the Borrower, the lenders listed therein and Wells Fargo Bank, National Association, as agent (the "Credit Agreement").

          8. All amounts payable under this Note are payable in lawful money of the United States, in immediately available funds, during normal business hours on a business day.

          9. If any lawsuit, reference or arbitration is commenced which arises out of or relates to this Note or the Loan, the prevailing party shall be entitled to recover from each other party such sums as the court, referee or arbitrator may adjudge to be reasonable attorneys' fees in the action, reference or arbitration, in addition to costs and expenses otherwise allowed by law. In all other situations, including any matter arising out of or relating to any insolvency proceeding, Borrower agrees to pay all of Bank's costs and expenses, including attorneys' fees, which may be incurred in enforcing or protecting Bank's rights or interests. From the time(s) incurred until paid in full to Bank, all such sums shall bear interest at the Default Rate.

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          10.  Whenever Borrower is obligated to pay or reimburse Bank for any attorneys' fees, those fees shall include the allocated costs for services of in-house counsel.

          11. This Note is governed by the laws of the State of California, without regard to the choice of law rules of that State.

          12. If Bank delays in exercising or fails to exercise any of its rights under this Note, that delay or failure shall not constitute a waiver of any of Bank's rights, or of any breach, default or failure of condition of or under this Note. No waiver by Bank of any of its rights, or of any such breach, default or failure of condition shall be effective, unless the waiver is expressly stated in a writing signed by Bank. All of Bank's remedies in connection with this Note or under applicable law shall be cumulative, and Bank's exercise of any one or more of those remedies shall not constitute an election of remedies.

          13. This Note inures to and binds the heirs, legal representatives, successors and assigns of Borrower and Bank; provided, however, that Borrower may not assign this Note or any Loan funds, or assign or delegate any of its rights or obligations, without the prior written consent of Bank in each instance.

          14. As used in this Note, the terms "Bank," "holder" and "holder of this Note" are interchangeable. Exhibit A is attached to this Note and are incorporated in this Note by this reference.

          15. The Borrower agrees that all proceeds of the Loan shall be used to prepay outstandings under the Credit Agreement.

          16. Borrower has caused this Note to be executed by its officers, who were duly authorized and directed to do so by a resolution of its Board of Directors which was duly passed and adopted by the requisite number of members of the Board at a meeting which was duly called, noticed, and held.

                              OAKLEY, INC.


                              By:_______________________________

                              Title:____________________________


                              By:_______________________________

                              Title:____________________________

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Address:

10 Holland
Irvine, California  92718